UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GETTY REALTY CORP.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

GETTY REALTY CORP.

125 JERICHO TURNPIKE, SUITE 103, JERICHO, NEW YORK 11753

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2011

To the Stockholders of GETTY REALTY CORP.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation, will be held at JP Morgan Chase & Co., 277 Park Avenue, 17th Floor, New York, New York, 10017 on May 19, 2011 at 3:30 p.m., for the following purposes:

(1)	To elect a Board of six directors to hold office until our 2012 annual meeting and until his successor is elected and qualifies.
(2)	To hold an advisory vote on executive compensation.
(3)	To hold an advisory vote on the frequency of the advisory vote on executive compensation.
(4)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

We will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 21, 2011 are entitled to notice of and to vote at this meeting or any adjournments or postponement thereof.

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. On or about April 8, 2011, for the holders of record and beneficial owners of our common stock as of the close of business on the record date, we will either send (i) a copy of our Proxy Statement, including this Notice of Annual Meeting, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability instructs you how to access and review this proxy statement and our annual report beginning on April 8, 2011. The Notice of Internet Availability also instructs you how you may submit your proxy over the Internet.

By Order of the Board of Directors, /s/ Joshua Dicker Joshua Dicker Vice President, General Counsel and Secretary
Jericho, New York April 8, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY AUTHORIZE A PROXY TO VOTE YOUR SHARES OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS MAILED TO YOU. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

GETTY REALTY CORP.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Annual Meeting to be held at JP. Morgan Chase & Co., 277 Park Avenue, 17th Floor, New York, New York, 10017 on May 19, 2011 at 3:30 p.m., and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of electing a Board of Directors, ratifying the appointment of independent auditors and transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 21, 2011, the record date for stockholders entitled to vote at the Annual Meeting, there were 33,394,155 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals. At the discretion of the persons named in the enclosed proxy card or vote instruction form, the proxies may vote on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

•

Board Elections. To be elected to serve until our 2012 annual meeting and until his successor is elected and qualifies, a director nominee will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•

Advisory vote on executive compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

•

Advisory vote on the frequency of the advisory vote on executive compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on the frequency of the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

•	Ratify the appointment of PricewaterhouseCoopers LLP. A majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in street name) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on either of the proposals and therefore will have no effect on the vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The SEC rules permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability or Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability or Annual Meeting materials for your household, please contact Broadridge at the above phone

The Notice of Internet Availability or Annual Meeting materials is being sent to stockholders on and will be available on the internet or about April 8, 2011.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2012 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

You may use the enclosed proxy card to cast your votes for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend to vote your proxy “FOR” the election of the person, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” below.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Offices Held in Getty and/or Principal Occupation
Leo Liebowitz – 83

Mr. Liebowitz has served as Chairman of the Board of Getty since May 1971 and served as the Chief Executive Officer of Getty from 1985 until 2010. Mr. Liebowitz served as President of Getty from May 1971 until May 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from October 1996 until December 2000, and as a director of the Regional Banking Advisory Board of J. P. Morgan Chase & Co. from 1975 to the present.

As our co-founder and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

Mr. Liebowitz relinquished his position as the Chief Executive Officer of the Company on May 20, 2010. He continues his active role with the Company as its Chairman of the Board.

Milton Cooper - 82

Mr. Cooper has served as a director of Getty since May 1971 and as Chairman of the Compensation Committee of the Board of Directors since 2006.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a NYSE listed real estate investment trust which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. He is also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm, since 1983. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 68

Mr. Coviello has served as a director of Getty since June 1996 and has served as Chairman of the Audit Committee of the Board of Directors since 1999.

Mr. Coviello has served as a director of Kimco since 2008 and serves on Kimco’s Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, for eighteen years, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board include his 35 years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

David B. Driscoll – 56

Mr. Driscoll has served as a director of Getty since May 2007 and as Lead Director from April 2008 until February 2010. Mr. Driscoll has served as President of Getty since April 2010 and as the Company’s Chief Executive Officer since May 20, 2010.

Prior to joining Getty as President, Mr. Driscoll was a Managing Director of Morgan Joseph & Co., Inc. since July 2001, and prior thereto, from 1999 he was the co-head of ING Barings Americas Equity Capital Markets. From 1995 to 1999 he served as Managing Director and Global Coordinator of real estate activities for ING Barings and its Americas predecessor, Furman Selz. From 1983 to 1994, Mr. Driscoll worked at Smith Barney as the senior officer responsible for property, lodging and leisure activities. Mr. Driscoll also served from 1987 through 1991 as a director of Aer Lingus-Dunfey Corporation, the North American holding company for Aer Lingus whose primary asset was the Omni Hotels.

Mr. Driscoll’s qualifications to serve on our Board include his past leadership experience with two investment banking firms, including as a Managing Director of Morgan Joseph & Co., Inc. and as the founder of the real estate group at Smith Barney, which he ran for more than a decade, as well as his broad range of experience and diverse knowledge of financial markets and capital deployment strategies, particularly as they relate to the real estate industry and REITs.

Richard E. Montag - 78

Mr. Montag has served as a director of Getty since May 2010. He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from October 1996 until December 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development, The Richard E. Jacobs Group. On September 8, 2004, Frank’s Nursery & Crafts, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Act, and on July 27, 2005, emerged from bankruptcy protection pursuant to a court approved plan of reorganization as FNC Realty Corporation.

Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing, Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as vice-president and partner with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

Howard B. Safenowitz – 52

Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Director of Getty since February 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005.

Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since June 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from January 1996 until March 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing, Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing, Inc. until December 2000, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

Recommendation

The Board unanimously recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors is currently comprised of Milton Cooper, Philip E. Coviello, David B. Driscoll, Leo Liebowitz, Richard E. Montag, and Howard B. Safenowitz. Our Board is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the NYSE rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on Corporate Governance. Additionally, copies of any such documents may be obtained by submitting a written request to Mr. Joshua Dicker, Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed in the Company’s Annual Proxy Statement. There were no such waivers in 2010.

For the year ended December 31, 2010, our Board of Directors had six members. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2012 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified. If a quorum is achieved at the Annual Meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make the determination whether the same person should serve as both the Chief Executive Officer and Chairman of the Board at any given point in time, or whether the roles should be separate, depending, among other factors, on the position and direction of the Company and the membership of the Board. The Board believes that its current leadership structure, with the separation of the Chairman and the CEO position, is appropriate for the Company because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board believes that a separate Chairman better positions the Board to evaluate the performance of management and more efficiently facilitates the communication of the views of the independent directors.

Prior to Mr. David Driscoll’s appointment as the Company’s Chief Executive Officer on May 20, 2010, Mr. Leo Liebowitz served as both our Chairman of the Board and Chief Executive Officer. As our co-founder and one of our largest stockholders, we believed that Mr. Liebowitz was highly qualified to lead both our Board of Directors and management of our business. Effective May 20, 2010, Mr. Liebowitz relinquished his position as Chief Executive Officer, however he continues to lead the Board of Directors as Chairman and he also maintains an active role as an executive of the Company providing support and advice to the Chief Executive Officer. Mr. Driscoll was appointed to the position of President of the Company, effective April 1, 2010 and was appointed as the Company’s Chief Executive Officer, effective on May 20, 2010.

Effective May 20, 2010, we separated the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. In his role as Chairman of the Board, Mr. Liebowitz is responsible for enhancing board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and that there is a process in place to assure that the Board is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. He is also responsible for Board management, in particular by providing oversight on the agendas for Board and committee meetings; consulting with the CEO regarding the membership and the chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board, and by chairing Board meetings. In his role as the CEO, Mr. Driscoll is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Driscoll, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks Getty faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board of Directors has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposure. The Audit Committee receives periodic reports from management on the Company’s enterprise risk management practices and our risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board periodically reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the New York Stock Exchange. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than (a) Mr. Liebowitz, who was the Chief Executive Officer of Getty until May 20, 2010 and (b) Mr. Driscoll who became the President of the Company on April 1, 2010 and became the Chief Executive Officer of the Company on May 20, 2010, has had any relationship with Getty (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a shareholder and director of Getty, within the last three years. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Driscoll, is “independent.”

It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the non-management directors to meet in executive session at least quarterly each year, and to have the Lead Director chair such sessions.

Upon appointment to the position of President, Mr. Driscoll resigned as the Company’s Lead Director on February 25, 2010, and on the same date, the Board of Directors appointed Mr. Safenowitz as the Company’s Lead Director to preside at all executive sessions of “non-management” directors, as such term is defined by the NYSE.

Directors’ Meetings

During the year ended December 31, 2010, the Board of Directors held five meetings (including four regular meetings and one special meeting). Each of the directors attended all of the meetings of the Board of Directors, and of the Committees of the Board on which the director served. Each of the directors also attended the Annual Meeting of stockholders in May 2010.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met eight times in 2010. The Audit Committee consisted of Messrs. Coviello (Chairman), Driscoll, and Safenowitz until February 25, 2010 when Mr. Driscoll was appointed to the position of President of the Company and resigned from the Audit Committee. Thereafter the Audit Committee consisted of two members (Messrs. Coviello (Chairman), and Safenowitz) until Mr. Montag’s appointment on May 20, 2010 upon his election as a director. The Audit Committee selects the firm of independent public accountants that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the accountants and with management. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s annual and quarterly reports and other reports, as appropriate, prior to their filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2010 and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. Additionally, the Audit Committee reviews, and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Please also see the Audit Committee Report included in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2010, each member of the Audit Committee (a) was (1) “independent” during the period he served on the Audit Committee and (2) “financially literate” as such term is defined in the listing standards of the NYSE and (b) during the period he served on the Audit Committee, met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2010, Mr. Coviello and Mr. Montag qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that he had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of three or more other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of three or more other public companies during 2010.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met three times in 2010. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors (Proposal 1)” section of this Proxy Statement.

The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, consistent with the Committee’s charter, when identifying director nominees the Committee considers general principles of diversity, and does so in the broadest sense. The Nominating/Corporate Governance Committee seeks to recommend the nomination of directors who represent different qualities and attributes and can represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s business.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria, among other criteria the Committee deems appropriate, including the specific needs of the Board at the time:

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);
•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;
•	educational and professional background and/or academic experience in an area of our operations;
•	experience as a board member of another publicly held company;
•	practical and mature business judgment, including ability to make independent analytical inquiries;
•	“independence,” as defined by the NYSE listing standards;
•	financial literacy;
•	standing in the community; and
•	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee from any stockholder or group of stockholders.

Compensation Committee

The Compensation Committee met twice in 2010. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello and Safenowitz until November 18, 2010 when Mr. Montag was appointed by the Board as an additional member of the Compensation Committee. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board, for Board approval, the compensation of the directors and each of the officers of Getty.

The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

•	its annual review and approval of compensation for officers, directors and certain highly compensated employees;
•	its recommendation to the Chairman of the Board of any changes in non-management director compensation;

•	its management and annual review of, and responsibilities with respect to, all bonus, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans;
•	any other matters that involve executive compensation; or
•

any matters where the Committee has determined that such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) by virtue of being approved by a committee of outside directors or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee directors.

Compensation of Getty’s executive officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee, subject to approval by the full Board of Directors. The compensation of the Chief Executive Officer is discussed, reviewed and approved by the Compensation Committee. No executive officer other than the Chief Executive Officer plays a role in determining or recommending the amount or form of executive and director compensation. The Compensation Committee did not use the services of any consultant related to executive or director compensation, although the Compensation Committee has determined to retain an independent executive compensation consultant with the intention that such consultant will provide guidance and information to assist the Committee in discharging its responsibilities relating to 2011 compensation determinations.

The Board of Directors has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Officers

The Company’s executive officers are as following:

•

Mr. Leo Liebowitz, age 83, was the Chief Executive Officer of Getty since 1985 until May 2010. In addition, Mr. Liebowitz served as President of Getty from May 1971 until May 2004 and served as Chairman, Chief Executive Officer and a director of Marketing from October 1996 until December 2000.

•

Mr. David B. Driscoll, age 56, President of Getty since April 2010 and Chief Executive Officer since May 2010. Mr. Driscoll is also a Director of the Company. Prior to his employment with the Company, Mr. Driscoll was a Managing Director of Morgan Joseph and Co. Inc., where he was a founding shareholder. Prior to his work at Morgan Joseph, Mr. Driscoll led real estate practices at various leading investment banking firms.

•

Mr. Kevin C. Shea, age 51, Executive Vice President of Getty since May 2004 (Vice President since 2001). Mr. Shea has been with Getty since 1984. Prior to 2001, he was Director of National Real Estate Development for the Company.

•

Mr. Thomas J. Stirnweis, age 52, Vice President, Treasurer and Chief Financial Officer of Getty since 2003 (Corporate Controller and Treasurer since 2001). Mr. Stirnweis joined Getty in January 2001 as Corporate Controller and Treasurer. Prior to joining Getty, he was Manager of Financial Reporting and Analysis of Marketing, where he provided services to Getty under a services agreement following the spin-off of Marketing in March 1997. Prior thereto, he held the same position at the Company from November 1988.

•

Mr. Joshua Dicker, age 50, Vice President, General Counsel and Secretary of Getty (Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.

There are no family relationships between any of the Company’s directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SHARES1

The following table sets forth the beneficial ownership of Getty common stock as of March 21, 2011, of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 21, 2011 (such as upon exercise of outstanding stock options or settlement of Restricted Stock Units (“RSUs”)) because such shares are deemed to be beneficially owned under the rules of the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class (2)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,347,913	(3)	7.03
Leo Liebowitz, Chairman of the Board	3,048,110	(4)	9.13
Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,337,425	(5)	4.0
Philip E. Coviello, Director	73,320	(6)		*
David B. Driscoll, Director, CEO and President	11,210	(7)		*
Richard E. Montag	57,156	(8)		*
Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,442,197 (10) shares (7.31%) and Safenowitz Partners LP - 1,837,894 shares (5.5%)	2,991,053	(9)	8.96
Joshua Dicker, Vice President, General Counsel and Secretary	3,230	(11)		*
Kevin C. Shea, Executive Vice President	26,350	(12)		*
Thomas J. Stirnweis, Vice President, Treasurer and Chief Financial Officer	19,623	(13)		*
Directors and executive officers as a group (9 persons)	7,567,477		22.7%

* Total shares beneficially owned constitute less than one percent of the outstanding shares.

______________________________________

(1)	Unless otherwise indicated, the address of each of the named individual is c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, NY 11735.
(2)

The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 21, 2011 plus shares that may be acquired by such stockholder pursuant to our stock option plan and our 2004 Incentive Compensation Plan within 60 days of that date.

(3)

The information is derived from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2011. According to the Schedule 13G/A, Vanguard has sole dispositive power over 2,315,620 shares and Vanguard Fiduciary Trust Company , a wholly-owned subsidiary of Vanguard, directs the voting over 32,293 shares.

(4)

Includes 303,623 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 55,724 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 20,000 shares held by Liebowitz Family LLC, of which Mr. Liebowitz is the manager, as to which he disclaims beneficial ownership, 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder and 3,200 vested RSUs.

(5)

Includes 10,311 shares held in a partnership of which Mr. Cooper is a partner, 68,037 shares held by his wife as to which he disclaims beneficial ownership, 2,421 shares held in a qualified pension plan for the benefit of Mr. Cooper, 227,107 shares held by a charitable foundation of which Mr. Cooper is the president, 26,106 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 4,887 shares held by a retirement fund of which Mr. Cooper is a beneficiary, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder and 3,200 vested RSUs.

(6)

Includes 25,656 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 6,500 shares held in a 401(k) plan for the benefit of Mr. Coviello, stock options covering 7,000 shares, 3,200 vested RSUs and 931 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.

(7)	Includes stock options covering 5,000 shares and 6,200 vested RSUs.
(8)	Includes 10,190 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership.
(9)

Includes 2,442,197 shares attributable to Safenowitz Family Corp., which, in turn, includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP and 89,303 shares held by Safenowitz Investment Partners. Also includes 35,195 shares held as custodian for three children (27,230 as to which he disclaims beneficial ownership), 11,523 shares held by his wife (as to which he disclaims beneficial ownership) and 320,540 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is trustee. Also includes 3,200 vested RSUs.

(10)

Includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP, and 89,303 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.

(11)	Includes 3,200 vested RSUs.
(12)	Includes 261 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan and 12,200 vested RSUs.
(13)	Includes 12,200 vested RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity incentive compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company. The following “Compensation Discussion and Analysis” section describes generally the Company’s compensation policies and practices that are applicable to the Chief Executive Officer and the other executive officers.

Executive Summary

In determining 2010 compensation for our executive and management employees, the Compensation Committee took note of the significant operating and financial challenges that our Company faced. We believe that the structure of the Company’s compensation program permitted our Compensation Committee to make compensation decisions that appropriately and fairly reflected the Company’s operations and performance, while rewarding critical leadership actions taken by the NEOs in order to best serve the interests of our stockholders. These actions included, among others:

•

Completion of Public Stock Offerings. During the second quarter of 2010, the Company completed its first public offering of common stock in over ten years: a public offering of 5.2 million shares of the Company’s common stock. The net proceeds from this offering were $108.2 million. In addition, the Company completed a second public offering of 3.45 million shares of its common stock, of which 3.0 million shares were issued in January 2011 and .45 million shares, representing the underwriter’s over-allotment, were issued in February 2011. The net proceeds from this second offering were $91.8 million.

•

Improved Profitability. Earnings from continuing operations were $50.1 million for the year ended December 31, 2010, as compared to $41.7 million for the year ended December 31, 2009 and net earnings increased by $4.7 million to $51.7 million for the year ended December 31, 2010, as compared to $47.0 million for the year ended December 31, 2009.

•	Cost reduction. Total operating expenses decreased by approximately $4.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

•

Accretive acquisitions. In January 2011 we closed on the acquisition of fee or leasehold title to fifty-nine Mobil-branded gasoline and convenience store properties located in and around northern suburbs of New York City and the lower Hudson Valley in a sale/leaseback and loan transaction involving a total investment of $111.3 million. This transaction followed our late 2009 acquisition of thirty-six Exxon-branded gasoline and convenience store properties located in the greater Washington D.C. metropolitan area for $49.0 million, which was a significant driver of the Company’s improved performance in 2010 as compared to 2009.

Overview

Getty’s compensation program for executive officers is designed to effectively manage annual increases in the Company’s aggregate compensation expense while providing executive officers with a total compensation package that is adequate to retain them, encourage high performance, and promote accountability, except for Mr. Liebowitz with respect to whom, as the Company’s largest stockholder, the Compensation Committee is guided by what it believes to be reasonable for his position in view of his contributions to the Company’s performance without regard to retention. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty relies on a combination of annual cash compensation and employee benefits and long-term compensation in the form of stock-based grants to retain its executive officers (other than with respect to Mr. Liebowitz, for the reasons noted above). Stock-based grants are viewed by the Compensation Committee as the means of aligning the financial interests of Getty’s executive officers with those of its stockholders. Getty’s compensation program for executive officers has not, as a general matter, historically included annual cash incentive awards; however, in the past two years Getty’s executive and management level compensation program has included a discretionary annual cash incentive compensation component.

The Compensation Committee reviews, from time to time, the annual compensation survey conducted by the National Association of Real Estate Investment Trusts (“NAREIT”), but does not engage in benchmarking. As a general matter, the Compensation Committee had historically focused on regional cost of living increases as a measure for determining annual increases in executive and management level base salaries; however, over the past three years the Committee has departed from such historical practice and has instead undertaken to evaluate more specifically whether current base salary levels for executive officers are, in combination with other compensation components, sufficient to achieve the objectives of Getty’s compensation program without particular regard for cost of living increases. Total cash compensation, including for the past two years discretionary annual cash incentive awards, and the number of restricted stock units (“RSUs”) (including dividend equivalents paid with regard to such RSUs) granted annually are in aggregate amounts which the Compensation Committee considers to be sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

Compensation of Getty’s executive officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee. The Compensation Committee received input from the Chief Executive Officer, including competitive compensation data, to assist its members in formulating the Company’s compensation programs and compensation levels for our executive officers (other than the Chief Executive Officer). The Compensation Committee used this summary information for a reasonable estimation of compensation levels in our industry for persons with positions and roles generally corresponding to those of our executive officers. The compensation of the Chief Executive Officer is discussed, reviewed and approved by the Compensation Committee.

Section 162(m) of the Internal Revenue Code denies publicly-held corporations the federal income tax deduction for compensation in excess of $1.0 million paid to its chief executive officer and three other most highly compensated officers during a year (excluding the Chief Financial Officer) unless the compensation is performance-based. At this time the compensation paid to our Chief Executive Officer and other officers do not meet the limits imposed by the Section 162(m) limitations on deductibility. In the event that the compensation of any officer is anticipated to meet the Section 162(m) limitations in the future, the Compensation Committee will consider such limitations in determining such officer’s total compensation.

The primary elements of compensation for executive officers are the following:

•	Base salary;
•	Incentive compensation (cash incentive compensation and equity incentive awards like restricted stock units (“RSUs”) with dividend equivalents);

•	Retirement and other plans; and
•	Perquisites and other benefits.

In determining 2010 compensation, the Compensation Committee did not use the services of any consultant related to executive or director compensation, although the Compensation Committee has determined to retain an independent executive compensation consultant with the intention that such consultant will provide guidance and information to assist the Committee in discharging its responsibilities relating to 2011 compensation determinations.

Base Salary

Prior to 2008, the Compensation Committee generally did not evaluate base salaries each year other than to consider cost of living increases. Consequently, annual increases in base salaries of Getty’s executive officers had, prior to 2008, typically been determined by multiplying base salaries of Getty’s executive officers for the prior year by a percentage representing a cost of living increase. Based on this practice, a three (3%) percent annual percentage increase to base salaries of Getty’s executive officers had historically been provided.

Commencing in 2008, the Compensation Committee modified its traditional practice for review of executive base salaries with a more directed examination of whether, without specific regard to cost of living increases, each executive’s base salary was at an appropriate level in view of his job responsibility, experience, and value to the Company, and relative to achieving the overall designs and goals of Getty’s compensation program for all executive officers. As part of this reconsidered process and in order to achieve the overall designs of Getty’s executive compensation program, the Compensation Committee decided not to recommend base salary increases for executive officers for 2010 (or for 2009 and 2008), but did recommend discretionary annual cash incentive awards for executive officers for 2010 (and for 2009), emphasizing discretionary cash bonuses as an important component of total annual cash compensation for executive officers.

Although base salaries for executive officers in 2009 and 2008 were not adjusted based on a cost of living increases, in February 2009, Mr. Dicker’s base salary was increased from $235,000 to $250,000, and in February 2008, Mr. Stirnweis’s base salary was increased from $201,475 to $250,000 and Mr. Shea’s base salary was increased from $206,688 to $265,000, in each case based on performance and other factors.

On April 26, 2010, the Company entered into an employment agreement with David B. Driscoll for his employment as the Company’s President and Chief Executive Officer. Mr. Driscoll’s employment agreement provides for an annual base salary of $500,000, which was established based upon arm’s length negotiations between Mr. Driscoll and the Company. (See “Executive Compensation - Compensation Discussion and Analysis – Driscoll Employment Agreement” in this Proxy Statement.)

Incentive Compensation

Cash Bonus

Prior to 2009, the Company’s executive compensation program did not include an annual cash incentive compensation component. Commencing in 2009, the Compensation Committee determined that it was appropriate to increase the significance of annual cash incentive awards as a component of total annual cash compensation and to consider discretionary awards of cash incentive compensation based upon individual efforts and performances and to reward executives and other management employees for their contribution to annual operating results that help create value for our stockholders. Based upon this discretionary cash incentive compensation policy, the Compensation Committee recommended, and the Board approved, cash bonus awards to executive officers in March, 2011 as follows: Mr. Driscoll, $270,000, Mr. Liebowitz, $50,000, Mr. Shea, $100,000, Mr. Stirnweis $60,000, and Mr. Dicker, $75,000. The decision to award cash bonuses in March 2011 was based on the Company’s successful performance and key accomplishments in 2010 and 2011, including, in particular, the achievements outlined above in the Executive Summary portion of this “Compensation Discussion and Analysis” section, and each individual’s relative contribution to that performance. Cash bonuses recommended to the Board by the Compensation Committee for Getty’s executive officers (with the exception of the Chief Executive Officer) were based in part on recommendations of the Chief Executive Officer, and for all executive officers, were determined without regard to any specific performance targets.

In February 2010, based on the Company’s strong performance in 2009 despite a challenging economic environment, the Compensation Committee also exercised the discretionary cash incentive compensation policy and recommended, and the Board approved, awards of cash bonuses to executive officers as follows: Mr. Liebowitz, $45,000, Mr. Shea, $35,000, Mr. Stirnweis $25,000, and Mr. Dicker, $25,000. Cash bonuses recommended by the Compensation Committee in 2010 for Getty’s executive officers (with the exception of the Chief Executive Officer) were based in part on recommendations of the Chief Executive Officer, and for all executive officers, were determined without regard to any specific performance targets.

Although Mr. Driscoll’s Executive Employment Agreement entered into in April, 2010 contemplates Mr. Driscoll’s eligibility for a discretionary annual cash bonus based on his performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis, for 2010, no such benchmarks or criteria have as yet been formally established.

2004 Incentive Compensation Plan

At the 2004 Annual Meeting of Stockholders, the stockholders approved the 2004 Plan for officers and other valued employees of the Company, its subsidiaries and members of the Board. The 2004 Plan provides for the grant of restricted stock, restricted stock units, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and other stock awards to eligible individuals. The 2004 Plan does not provide for the grant of stock options. The 2004 Plan also permits a grant to each employee of 10 shares of common stock on or about December 31st of each year (which, in the case of 2010, was granted to each full-time employee), as well as a grant to each employee, on each fifth anniversary of his or her employment, of 10 shares of common stock for each five years of employment.

The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards. In 2008, the Board of Directors approved certain technical amendments to the 2004 Plan to comply with the provisions of Section 409A of the Internal Revenue Code. As amended, the 2004 Plan provides that the Compensation Committee may not exercise its discretion to accelerate the payment or settlement of “deferred compensation” within the meaning of Section 409A unless and to the extent such accelerated payment or settlement is permissible under Section 409A.

An aggregate of 1,000,000 shares of common stock are available for grant pursuant to the 2004 Plan, subject to adjustments for stock dividends and stock splits. The aggregate maximum number of shares of common stock that may be subject to awards granted under the 2004 Plan to all participants during any calendar year is 80,000.

The Compensation Committee may terminate, amend, or modify the 2004 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent such approval is required in order to comply with any applicable law, regulation or stock exchange rule, or to increase the maximum number of shares which may be issued, in any year or in aggregate, under the 2004 Plan.

In no event may an award be granted pursuant to the 2004 Plan on or after the tenth anniversary of the last date on which Getty’s stockholders approved the 2004 Plan.

Generally, to better align the interests of the Company’s directors, officers and employees with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of employment or service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of employment or service as a director. Cash compensation and the number of RSUs (including dividend equivalents paid with respect to such RSUs) granted annually by the Company to its executive officers are in amounts which the Compensation Committee considers to be sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

The Compensation Committee’s determination to grant RSUs to each executive officer is in keeping with its annual practice of using RSUs as part of the compensation program and is based on the Committee’s determination that an annual grant of RSUs fosters stock (or equivalent) ownership by the Company’s executive officers, thereby aligning their personal interest with the long term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five year period.

The size of the RSU grant to the executive officers was considered appropriate by the Compensation Committee after taking into account the grants historically made by the Company to its executives, recommendations of the Chief Executive Officer for all executive officers excluding himself, and market compensation data for comparable executives at similarly situated companies, and also consideration of the personal perspectives and knowledge of the members of the Compensation Committee. The Compensation Committee’s practice is to target long term compensation of the Company’s executives which, together with other compensation, is sufficient to promote retention and to encourage focus on the Company’s long-term business objectives and performance. With respect to each of the directors, the Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

In March 2011, the Compensation Committee granted 4,000 RSUs (and related dividend equivalents) to each executive officer (including the Chief Executive Officer) and to each director (other than the Chief Executive Officer), representing an increase over the prior year grant of 500 RSUs for each executive officer and director. The Compensation Committee did not utilize performance targets in determining to increase the number of equity-based awards but determined that the increase in the annual grant of RSUs was appropriate to further achieve the goals of the compensation program.

The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2010:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity Compensation Plans approved by stockholders:
-the Stock Option Plan	12,000		$22.21	0	(1)
-the 2004 Plan	123,200	(2)	$0.00	876,800	(3)
Equity Compensation Plans not approved by stockholders	N/A		N/A	N/A

Total	135,200			876,800

(1)     The term of the Stock Option Plan expired at the end of January 2008. The Compensation Committee cannot grant any more options pursuant to the Stock Option Plan.

(2)    Represents shares underlying outstanding RSUs.

(3)    The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards. There is no sublimit on any particular type of award. All awards are governed by the aggregate limit of 1,000,000 shares of common stock available under the 2004 Plan.

Retirement Plans

Getty has a retirement and profit-sharing plan with deferred 401(k) savings plan provisions (the “Retirement Plan”) for employees meeting certain service requirements. An annual discretionary profit sharing contribution is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2010, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. The amounts paid to the trustee under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. The trustee may not cause the Supplemental Retirement Plan to be other than “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Driscoll Employment Agreement

Mr. Driscoll’s employment agreement (the “Employment Agreement”) provides for an annual base salary of $500,000 and eligibility to receive an annual cash bonus as determined by the Compensation Committee in its discretion based on Mr. Driscoll’s performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee in consultation with Mr. Driscoll on an annual basis. The Employment Agreement also provides for Mr. Driscoll’s eligibility to participate in the Company’s equity incentive compensation plan, supplemental retirement plan for Company executives, and all other employee benefit plans available to the Company’s employees. The Employment Agreement also provides Mr. Driscoll with an automobile allowance consistent with the Company’s policies for its Chief Executive Officer.

The Employment Agreement has an initial term of employment that commences April 1, 2010, and ends May 20, 2013, and is subject to annual successive one-year renewal terms unless either the Company or Mr. Driscoll notifies the other of non-renewal at least ninety (90) days prior to the end of the initial term or then-current one-year renewal term, as applicable. If Mr. Driscoll’s employment is terminated as the result of death or Significant Disability (as defined in the Employment Agreement), then, in addition to base salary through the date of termination, the Company will pay Mr. Driscoll (or his designated beneficiary) six months of base salary in one lump sum. If Mr. Driscoll’s employment is terminated without Cause (as defined in the Employment Agreement), or if Mr. Driscoll terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), then the Company will (i) continue to pay Mr. Driscoll’s base salary and provide to Mr. Driscoll all employment benefits as if his employment had continued until the end of the initial term or then-current renewal term, as applicable, or for one year, whichever is greater, and (ii) pay Mr. Driscoll for each full or partial calendar year remaining in the initial term or the then-current renewal term, as applicable, an amount equal to the amount of the annual cash bonus, if any, paid to Mr. Driscoll for the last completed year before his employment terminated.

The Employment Agreement prohibits Mr. Driscoll from (i) disclosing information that is confidential to the Company at any time during or after the termination of his employment with the Company; (ii) engaging in “competition” with the Company (as defined in the Employment Agreement) while employed by the Company and during the period in which he is receiving severance benefits following a termination without Cause or a resignation with Good Reason or for a period of one year following termination of employment under circumstances where no severance is paid; and (iii) soliciting the Company’s customers, clients, landlords, owners, tenants, and business partners with whom he has had contact while working for the Company, or soliciting or hiring the Company’s employees, sales representatives or agents, during the period in which he is prohibited from engaging in competition with the Company and for a period of six months following the expiration of the initial term or then-current renewal term, as applicable, of Mr. Driscoll’s employment under the Employment Agreement.

Role of Independent Compensation Consultant

Our Compensation Committee did not use the services of a consultant with respect to its executive or director compensation determinations in March 2011; however, the Compensation Committee expects to retain an independent compensation consultant to provide it with information about the competitive market for our executive management. The Compensation Committee anticipates that the consultant will (a) assist the Compensation Committee to review and suggest changes to the Company’s current executive compensation program; (b) review and comment on major compensation matters that management proposes, including with respect to plan design recommendations; (c) advise the Compensation Committee on best practices for Board governance over executive compensation, current executive compensation trends and regulatory updates; (d) review and comment on comparative data on executive compensation; and (e) undertake special projects or provide such other advice as the Compensation Committee may request.

Potential Payments Upon Termination or Change in Control

In December 1994, Getty entered into agreements with certain key employees, providing for severance payments upon enumerated termination and change of control events. Mr. Stirnweis is currently the only employee covered by these arrangements. The Company’s obligation under Mr. Stirnweis’ severance agreement is triggered by the termination of Mr. Stirnweis’ employment (i) by the Company other than for cause, (ii) by the Company or its successor following a change in control, or (iii) by the Company or Mr. Stirnweis following assignment of materially different employment by the Company. (Mr. Stirnweis’ employment will be considered materially different if it is on terms materially less favorable to Mr. Stirnweis than the terms in effect as of the date of the severance agreement, or if his place of employment is relocated more than 15 miles from Jericho, NY.) If Mr. Stirnweis’ employment is so terminated, the Company is obligated to pay severance compensation for a period of 12 months following the termination, in an amount equal to his Guaranteed Salary (as defined) minus any amount of similar compensation Mr. Stirnweis may receive from another employer during such 12-month period. “Guaranteed Salary” is defined in the severance agreement as the sum of (a) Mr. Stirnweis’ current base salary; (b) the greater of 20% of his current base salary or the benefits received by him under any bonus plan; (c) his current expected annual benefits under the Supplemental Retirement Plan; (d) the total of the current expected annual employer contributions made to his account under the Retirement Plan; and (e) his current annual automobile reimbursement. If, following a change in control, the Company or its successor continues to compensate Mr. Stirnweis but at a total salary less than his Guaranteed Salary, the Company is obligated to pay the difference during the 12-month severance period. In addition, if as a result of one of the above events, Mr. Stirnweis suffers a loss or reduction in healthcare benefits, the Company will pay the full cost of continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA”).

Getty does not believe that potential payments to Mr. Stirnweis under his severance agreement influence decisions regarding other elements of his or other executive officers’ compensation.

Pursuant to a long-standing arrangement, upon the death of Mr. Liebowitz, benefits in an amount equal to twelve months’ salary will be paid to his estate. In the event of termination of Mr. Liebowitz’s employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months’ salary will be payable to Mr. Liebowitz.

Summary Compensation Table

The following table sets forth information about the compensation of the Chief Executive Officer and each of the other executive officers of Getty (the “Named Executive Officers”) for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total Compensation
		($)	($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz Director	2010	395,351	50,000	77,315	0	0	0	79,712	602,378
	2009	395,351	45,000	41,600	0	0	0	74,385	556,336
	2008	394,022	0	67,150	0	0	0	73,691	534,863
David Driscoll President and Chief Esecutive Officer	2010	375,000	270,000	0	0	0	0	52,942	697,942
Kevin C. Shea Executive Vice President	2010	265,000	100,000	77,315	0	0	0	46,649	488,964
	2009	265,000	35,000	41,600	0	0	0	42,303	383,903
	2008	258,379	0	67,150	0	0	0	41,229	366,758
Thomas J. Stirnweis Vice President, Treasurer and Chief Financial Officer	2010	250,000	60,000	77,315	0	0	0	44,361	431,676
	2009	250,000	25,000	41,600	0	0	0	41,055	357,655
	2008	244,479	0	67,150	0	0	0	40,269	351,898

Joshua Dicker Vice President, General Counsel and Secretary	2010	250,000	75,000	77,315	0	0	0	42,675	444,990
	2009	250,000	25,000	41,600	0	0	0	39,379	355,979
	2008	216,923	0	67,150	0	0	0	33,969	318,042

(1)  The decision to award cash bonuses in March 2011 was based on the Company’s successful performance and key accomplishments in 2010 and 2011, including, in particular, the achievements outlined in the Executive Summary portion of the “Compensation Discussion and Analysis” section which starts on page 19 of this Proxy Statement. The bonuses attributed to 2010 above include the full amount awarded to each of the officers in March 2011.

(2)  Stock awards are in the form of RSUs. The amount reflected is the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividends on RSUs only to the extent dividends are declared on shares of its common stock. Excludes for Mr. Driscoll, the $77,315 value of the 3,500 RSU award granted on March 1, 2010 for his services as a Director of the Company prior to his employment as an officer of the Company.

(3)  All Other Compensation includes (w) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, specified below, (x) Company contributions to the Retirement Plan (including contributions under both the profit-sharing and 401(k) components of the Retirement Plan, and without consideration of the six-year vesting period applicable to such contributions), (y) Company contributions to the Supplemental Retirement Plan (without consideration of the six-year vesting period applicable to such contributions), and (z) life insurance premiums, as set forth in the following table:

Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance (a)	Perquisites and Other Personal Benefits (b)	Severance Benefits	Total All Other Compensation
		($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz	2010	3,832	0	42,925	19,755(c)	13,200		79,712
	2009	3,832	0	37,598	19,755(c)	13,200	—	74,385
	2008	3,580	0	37,156	19,755(c)	13,200	—	73,691
David Driscoll	2010	3,832	2,788	31,454	4,968	9,900		52,942
Kevin C. Shea	2010	3,832	7,350	22,079	4,388	9,000		46,649
	2009	3,832	7,350	17,733	4,388	9,000	—	42,303
	2008	3,580	6,900	17,361	4,388	9,000	—	41,229
Thomas Stirnweis	2010	3,832	7,350	20,039	4,140	9,000		44,361
	2009	3,832	7,350	16,733	4,140	9,000	—	41,055
	2008	3,580	6,900	16,649	4,140	9,000	—	40,269
Joshua Dicker	2010	3,832	7,350	18,353	4,140	9,000		42,675
	2009	3,832	7,350	15,057	4,140	9,000	—	39,379
	2008	3,342	6,396	12,089	3,892	8,250	—	33,969

(a)   Except as provided in (c) below, all life insurance policy premiums relate to term life insurance policies.

(b)   Perquisites and Other Personal Benefits consist only of an automobile allowance.

(c)   Amount includes payment by the Company of 25% of the $75,626 fixed annual premium for a 10-year universal life insurance policy owned by Mr. Liebowitz. Mr. Liebowitz pays the remaining 75% of that premium.

Grants of Plan-Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards (2)(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)
Leo Liebowitz	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150
Kevin C. Shea	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150
Thomas J. Stirnweis	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150
Joshua Dicker	2/25/2010	3/1/2010	0	0	0	0	0	0	3,500	0	77,315
	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150

(1) Stock awards are in the form of RSUs.

(2) Excludes for Mr. Driscoll, the $77,315 value of the 3,500 RSU award granted on March 1, 2010 for his services as a Director of the Company prior to his employment as an officer of the Company.

(3) Grant date fair value is calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five-year vesting period of the restricted stock award.

Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2010.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)	(#)	($)
Leo Liebowitz(2)	0	0		N/A	N/A	7,000	218,960	0	0
David B. Driscoll (3)	3,750	1,250	0	27.68	May 2017	9,000	281,520	0	0
Kevin C. Shea(4)	0	0	0	N/A	N/A	8,500	265,880	0	0
Thomas J. Stirnweis(4)	0	0	0	N/A	N/A	8,500	265,880	0	0
Joshua Dicker(2)	0	0	0	N/A	N/A	7,000	218,960	0	0

(1) RSUs vest at the rate of 20% per year. Vested RSUs granted before 2009 provide for settlement upon termination of employment with Getty. RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or termination of employment with Getty.

(2) In addition to each of their 7,000 unvested RSUs, Messrs. Liebowitz and Dicker each had 1,500 vested RSUs outstanding at December 31, 2010 (of which, in each case, 1,000 RSUs vested during the year ended December 31, 2010) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2010 was $46,920 for each of Messrs. Liebowitz and Dicker.

(3) Includes all Stock Options and RSUs granted to Mr. Driscoll as a director in 2010 and prior years. In addition to his 9,000 unvested RSUs, Mr. Driscoll had 4,500 vested RSUs outstanding at December 31, 2010 (of which, 2,000 RSUs vested during the year ended December 31, 2010) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2010 was $140,760 for Mr. Driscoll.

(4) In addition to each of their 8,500 unvested RSUs, Messrs. Shea and Stirnweis each had 9,500 vested RSUs outstanding at December 31, 2010 (of which, in each case, 2,500 RSUs vested during the year ended December 31, 2010) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2010 was $297,160 for each of Messrs. Shea and Stirnweis.

Nonqualified Deferred Compensation (Supplemental Retirement Plan)

Name	Executive Contributions in 2010	Registrant Contributions in 2010	Aggregate Earnings (Loss) in 2010	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2010

	($)	($)	($)	($)	($)
Leo Liebowitz	0	37,598	138,325	0	1,999,840
Kevin C. Shea	0	17,733	42,214	0	208,165
Thomas J. Stirnweis	0	16,733	21,515	0	163,503
Joshua Dicker	0	15,057	3,177	0	34,009

Nonqualified deferred compensation represents the balances accumulated under the Supplemental Retirement Plan. The amount reported for each executive in the column “Registrant Contributions in 2010” represents the respective amount reported for the prior year, 2009, in the column “Supplemental Retirement Plan” in the Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

See “Executive Compensation - Compensation Discussion and Analysis - Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Milton Cooper	28,500	77,315					105,815
Philip E. Coviello	39,500	77,315					116,815
David B. Driscoll	28,500	77,315					105,815
Richard E. Montag	26,000	100,485					126,485
Howard B. Safenowitz	73,000	77,315					150,315

(1) Directors receive annual retainer fees of $20,000, except that the Chairman of the Audit Committee receives an annual retainer fee of $22,000. Directors also receive Committee and Board meeting fees of $1,000 for each meeting attended (except for telephonic meetings, for which the fee is $500), except that the Chairman of the Audit Committee receives $1,500 for each Audit Committee meeting (except for telephonic meetings, for which he receives $750). Directors who are employees of Getty do not receive retainers or Board meeting fees. Prior to his resignation on February 25, 2010, in his capacity as Lead Director and at the request of the Board of Directors, Mr. Driscoll acted as the Company’s representative in discussions with Getty Petroleum Marketing Inc., the Company’s largest tenant, regarding possible modifications to the Company’s Master Lease with Marketing and worked with the Company’s management on related matters. Because of these increased director responsibilities, the Board of Directors determined to provide Mr. Driscoll additional Board compensation on a per diem basis. Accordingly, Mr. Driscoll earned $25,500 in additional director fees related to services provided in 2010 prior to his employment as an officer of the Company. Mr. Safenowitz receives a fee of $10,000 per quarter for his services as Lead Director.

(2) The Company granted 3,500 RSUs to each non-employee director in 2010. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. Includes for Mr. Driscoll the $77,315 value of the 3,500 RSU award granted on March 1, 2010 for his services as a Director of the Company prior to his employment as an officer of the Company.

Vested RSUs granted before 2009 provide for settlement upon termination of service from the Board of Directors and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2010, Messrs. Cooper, Coviello and Safenowitz each had 1,500 vested and 7,000 unvested RSUs outstanding of which, in each case, 1,000 RSUs vested during the year ended December 31, 2010. At December 31, 2010, Mr. Montag had 3,500 unvested RSUs outstanding.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2010, until November 18, 2010 were Messrs. Cooper, Safenowitz and Coviello. On November 18, 2010, the Board appointed Richard E. Montag as an additional member of the Compensation Committee. There were no Compensation Committee interlocks to report in 2010.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Milton Cooper (Chairman)
Philip E. Coviello
Howard B. Safenowitz
Richard E. Montag

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

(Item No. 2 on the Proxy Card)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with the Annual Meeting, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 3 in this proxy statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our “named executive officers,” or “NEOs”, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 19 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2010 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board or our Compensation Committee. The outcome of the vote will not require the Company, our Board or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company or the Board. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE

ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-FREQUENCY)

(Item No. 3 on the Proxy Card)

Background

In connection with Proposal No. 2 above seeking advisory approval of our executive compensation program, the Dodd-Frank Act also requires that we include in this Proxy Statement a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board recommends that our stockholders select a frequency of every year, or an annual vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

The Board has determined that an advisory vote on executive compensation every year is the best approach for the Company based on various factors, including the following:

•	Annual votes will allow stockholders to provide the Company with their direct input on the compensation philosophy, policies and practices as disclosed in the Proxy Statement every year;

•	Less frequent votes could allow an unpopular pay practice to continue too long without timely feedback; and

•

Giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders by allowing their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

We understand that our stockholders may have different views as to what is the best approach for the Company regarding the frequency of an advisory vote on executive compensation and we look forward to hearing from our stockholders on this Proposal. The Board will continue to engage with stockholders on executive compensation between stockholders votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders of Getty Realty Corp. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

Recommendation

The Board unanimously recommends that the stockholders vote for the option of every year as the frequency with which stockholder are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

This report addresses our compliance with rules of the SEC and the listing standards of the NYSE designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Independence/Qualifications

The Board of Directors determined that for the year ended December 31, 2010 each member of the Audit Committee was “independent” during the period he served on the Audit Committee, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2010 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2010, Messrs. Coviello, Driscoll and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE. On February 25, 2010, after being appointed to serve as President effective April 1, 2010, and Chief Executive Officer effective May 20, 2010, Mr. Driscoll resigned from the Audit Committee.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the New York Stock Exchange. The Company’s internal control over financial reporting were reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2010. At the Audit Committee meeting held on March 3, 2011, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP, and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP;

(2) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as modified or supplemented;

(3) (a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

(4) based upon the review and discussions set forth in paragraphs (1) through (3) above, recommended to Getty’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Prior to filing with the SEC of each of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010, the Audit Committee Chairman or another member of the Audit Committee, reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by SAS 61.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that Getty specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.

Audit Committee:
Philip E. Coviello (Chairman)
Howard B. Safenowitz
Richard E. Montag

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 4 on the Proxy Card)

On March 3, 2011, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2011 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm.

The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2009 and 2010 were pre-approved by the Audit Committee.

The fees payable to PwC, our principal independent registered public accounting firm, related to services provided for the years ending December 31, 2009 and 2010 were as follows:

		2009	2010

(a)	Audit Fees(1)	$464,0000	$468,000

(b)	Audit-Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$21,000	$31,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$284,000	$185,000

(d)	All Other Fees(4) (not reflected in (a) - (c))	$1,500	$1,500

(1) Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2) For 2010, represents fees for professional services rendered by PwC related to the Company’s common stock issuance completed in May 2010. For 2009, represents fees for professional services rendered by PwC related to the Company’s response to SEC comment letters.

(3) For 2010, includes $185,000 for federal and state tax compliance. For 2009, includes $188,000 for federal and state tax compliance and $96,000 for tax related advisory services.

(4) Represents annual subscription fees for the online accounting research tool Comperio.

Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposals to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2011.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by December 12, 2011. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 18, 2012 or after March 20, 2012. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. Copies of these reports are required to be furnished to the Company. Based on our review of the Forms 4 that we received during 2010 and the Forms 5 that we received with respect to 2010 and written representations provided by our directors and officers, Getty believes that during 2010 all of our officers and directors complied with the Section 16(a) requirements.

OTHER MATTERS

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

Record holders may vote by returning the enclosed proxy by mail or by attending the meeting and voting in person. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker. The proxy may be revoked at any time prior to its exercise. Record holders may revoke their proxy by voting at the meeting or by submitting a later-dated proxy prior to the meeting to the Secretary of the Company at the address on the first page of this proxy statement. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

April 8, 2011
By Order of the Board of Directors,

/S/ JOSHUA DICKER
Joshua Dicker
Vice President, Secretary and General Counsel

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 19, 2011

GETTY REALTY CORP.

GETTY REALTY CORP.
ATTN: THOMAS STIRNWEIS
125 JERICHO TURPIKE, STE 103
JERICHO, NY 11753

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 21, 2011
Date: May 19, 2011	Time: 3:30 PM EST
Location:	277 Park Avenue 17th floor New York, New York 10017

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000102295_1     R1.0.0.11699

—— Before You Vote ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Combined Document

How to View Online:
Have the information that is printed in the box marked by the arrow	XXXX XXXX XXXX	(located on the following page) and visit:
www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow	XXXX XXXX XXXX
(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 05, 2011 to facilitate timely delivery.

—— How To Vote ——
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow	XXXX XXXX XXXX
available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000102295_2     R1.0.0.11699

Voting items
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:

1.	Election of Directors
Nominees
1	Leo Liebowitz

2	Milton Cooper

3	Philip E. Coviello

4	David B. Driscoll

5	Richard E. Montag

6	Howard B. Safenowitz

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:

2	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:

3	ADVISORY (N0N-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-FREQUENCY)

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:

4	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000102295_3     R1.0.0.11699

0000102295_4     R1.0.0.11699

GETTY REALTY CORP. ATTN: THOMAS STIRNWEIS 125 JERICHO TURPIKE, STE 103 JERICHO, NY 11753

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:

1.	Election of Directors		For	Against	Abstain

1	Leo Liebowitz		☐	☐	☐

2	Milton Cooper		☐	☐	☐

3	Philip E. Coviello		☐	☐	☐

4	David B. Driscoll		☐	☐	☐

5	Richard E. Montag		☐	☐	☐

6	Howard B. Safenowitz		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:			For	Against	Abstain

2	ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:		1 year	2 years	3 years	Abstain

3	ADVISORY (N0N-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-FREQUENCY)	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:		For	Against	Abstain

4	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000102296_1     R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

GETTY REALTY CORP. Annual Meeting of Shareholders May 19, 2011 3:30 PM This proxy is solicited by the Board of Directors

The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints LEO LIEBOWITZ and THOMAS J. STIRNWEIS, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the meeting (or if only one shall be present and acting at the meeting then that one), all of the common shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at the JP Morgan Chase & Co., 277 Park Avenue, 17th Floor, New York, New York, 10017 on May 19, 2011 at 3:30 p.m., and at any adjournments or postponements thereof.

Continued and to be signed on reverse side

0000102296_2     R1.0.0.11699